Exhibit 99.1

Old Point Releases First Quarter 2021 Results

Hampton, VA, April 27, 2021 (PRNewswire) – Old Point Financial Corporation (the Company or Old Point) (NASDAQ "OPOF") reported net income of $3.0 million, which represents an increase of $1.8 million, or 141%, as compared to net income of $1.3 million for the first quarter of 2020. Earnings per diluted common share was $0.58 and $0.24 for the quarters ended March 31, 2021 and 2020, respectively.

Robert Shuford, Jr., Chairman, President, and CEO of the Company and Old Point National Bank (the Bank) said, “Old Point is pleased to report a solid first quarter performance as we, along with our surrounding communities, begin to emerge from the unprecedented uncertainties of 2020.  In the first quarter of 2021, we began to experience lift from the strategic initiates executed in late 2020, funded over 300 second-round PPP loans in addition to successfully navigating the first-round PPP forgiveness process with our customers, and continued progressive execution of our transformational digital and technological strategies. We remain committed to maintaining strong asset quality, liquidity, and capital levels, while focusing on top line revenue generation combined with expense management and process efficiency development.”

Highlights of the quarter are as follows:

•	Return on average assets (ROA) was 0.99% compared to 0.17% in the prior quarter and 0.48% in the first quarter of 2020.

•	Return on average equity (ROE) was 10.3% compared to 1.8% in the prior quarter and 4.5% in the first quarter of 2020.

•
Net interest margin (NIM) improved to 3.58% from 3.52% in the first quarter of 2020 and 3.16% in the prior quarter.  NIM on a fully tax-equivalent basis (FTE) improved to 3.60% from 3.53% in the first quarter of 2020 and 3.18% in the prior quarter

•	Total assets were $1.3 billion at March 31, 2021, growing $31.4 million or 2.6% from December 31, 2020.

•	Deposits grew $44.3 million to $1.1 billion at March 31, 2021 from December 31, 2020.

•
Non-performing assets (NPAs) increased slightly to $2.2 million at March 31, 2021 compared to $2.0 million at December 31, 2020, but decreased significantly from $7.0 million as of March 31, 2020. NPAs as a percentage of total assets was 0.18% at March 31, 2021, which compared to 0.16% at December 31, 2020 and 0.65% at March 31, 2020.

•	Net interest income improved to $10.2 million for the first quarter of 2021, compared to $9.4 million for the fourth quarter of 2020 and $8.4 million for the first quarter of 2020.

•	Noninterest income was $4.1 million for the first quarter of 2021, increasing from $3.8 million for the fourth quarter of 2020 and $3.3 million for the first quarter of 2020.

Net Interest Income
Net interest income for the first quarter of 2021 was $10.2 million, an increase of $798 thousand, or 8.5% from the prior quarter and $1.7 million, or 20.7%, from the first quarter of 2020. The increase compared to the first quarter of 2020 was due to significant growth in average earning asset balances at lower average earning yields partially offset by higher average interest bearing liabilities balances at lower interest bearing costs. The increase compared to the fourth quarter of 2020 was primarily driven by accelerated recognition of deferred fees and costs related to PPP forgiveness and reduced interest expense related to extinguished borrowings.

The NIM for the first quarter of 2021 was 3.58%, in increase from 3.16% for the linked quarter and 3.52% for the prior year quarter. On a fully tax-equivalent basis (FTE), NIM increased to 3.60% for the first quarter of 2021, up from 3.18% for the fourth quarter of 2020 and 3.53% for the first quarter of 2020.  Average loan yields were lower for the first quarter of 2021 compared to the same period of 2020 due to the lower interest rate environment which resulted in lower average yields on new loan originations and repricing within the existing loan portfolio. PPP loans earn at a fixed interest rate of 1%. Loan fees and costs related to PPP loans are deferred at time of loan origination, are amortized into interest income over the remaining term of the loans and accelerated upon forgiveness or repayment of the PPP loans. Net PPP fees of $1.6 million were recognized in the first quarter of 2021. High levels of liquidity invested at lower yielding short-term levels in the low interest rate environment also continue to impact the NIM. For more information about these FTE financial measures, please see “Non-GAAP- Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Asset Quality
NPAs totaled $2.2 million as of March 31, 2021 compared to $2.0 million as of December 31, 2020 and down from $7.0 million at March 31, 2020. NPAs as a percentage of total assets increased slightly to 0.18%, compared to 0.16% at December 31, 2020 but decreased from 0.65% at March 31, 2020. Non-accrual loans were $1.1 million, improving from $1.2 million at December 31, 2020 and $5.5 million at March 31, 2020. Loans past due 90 days or more and still accruing interest increased $374 thousand to $1.1 million at March 31, 2021 from $744 thousand at December 31, 2020 but decreased by $136 thousand from $1.3 million at March 31, 2020. Of the loans past due 90 days or more at March 31, 2021, approximately $693 thousand were government-guaranteed student loans.

The Company recognized a provision for loan losses of $150 thousand during the first quarter of 2021, $100 thousand during the fourth quarter of 2020, and $300 thousand during the first quarter of 2020. The allowance for loan and lease losses (ALLL) was $9.7 million at March 31, 2021 compared to $9.5 million at December 31, 2020 and $9.7 million at March 31, 2020. The ALLL as a percentage of loans held for investment was 1.20% at March 31, 2021 compared to 1.14% at December 31, 2020 and 1.27% at March 31, 2020. The decrease in the ALLL as a percentage of loans held for investment at March 31, 2021 compared to the same quarter last year was directly attributable to PPP loan originations, creating a 0.10% compression. Excluding PPP loans, the ALLL as a percentage of loans held for investment was 1.30% at March 31, 2021. Historical annualized net charge offs as a percentage of average loans outstanding decreased to 0.01% for the first quarter of 2021 compared to 0.22% for the fourth quarter of 2020, which was driven primarily by a single credit relationship, and 0.15% for the first quarter of 2020. As of March 31, 2021, compared to December 31, 2020, there have not been significant changes in the overall credit quality of the loan portfolio, however the effects of government stimulus, including PPP loans, may be delaying signs of credit deterioration. Low levels of NPAs and year-over-year quantitative historical loss rates continue to demonstrate improvement but are being offset by increased qualitative factors primarily related to economic uncertainty stemming from the COVID-19 pandemic. As the economic impact of the COVID-19 pandemic continues to evolve, elevated levels of risk within the loan portfolio may require additional increases in the allowance for loan losses. For more information about financial measures that are not calculated in accordance with GAAP, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

The Company has made loan modifications under the Coronavirus Aid, Relief and Economic Security Act (CARES Act), enacted on March 27, 2020, and subsequently amended by the Consolidated Appropriations Act 2021, which provided that certain loan modifications that were (1) related to COVID-19 and (2) for loans that were not more than 30 days past due as of December 31, 2019 are not required to be designated as TDRs.  At March 31, 2021, the Company had loan modifications of $7.1 million, or less than 1% of gross loans, down slightly from $7.4 million as of December 31, 2020. Of the loans still under modifications at March 31, 2021, $2.4 million were under initial modification with the remaining $4.7 million under a subsequent modification. Initial and subsequent modifications consisted primarily of 60- or 90-day principal and interest payment deferral periods.

Noninterest Income
Total noninterest income for the first quarter was $4.1 million, an increase of $329 thousand from the previous quarter and $856 thousand from the first quarter of 2020. Increases in mortgage banking income over the preceding quarter were partially offset by decreases in other service charges, commissions and fees and gains on sale of available for sale securities from the fourth quarter of 2020. Compared to the prior year quarter, increases in mortgage banking income were partially offset by decreases in service charges on deposit accounts.  The decrease in service charges on deposit accounts was primarily impacted by lower nonsufficient funds, or NSF, fees which historically trend downward during periods of economic uncertainty and lower service charges due to higher deposit balances.

Noninterest Expense
Noninterest expense totaled $10.6 million for the first quarter of 2021, a decrease of $2.0 million, or 16.3%, from $12.6 million for the fourth quarter of 2020, and an increase of $528 thousand from the first quarter of 2020. The linked quarter decrease is primarily related to salaries and employee benefits related to an early retirement plan, ATM and other losses driven by impairment of certain low-income housing equity investments, and losses recognized on the FHLB prepayment during the fourth quarter of 2020 that were not repeated during the first quarter of 2021.  The increase over the prior year quarter is primarily driven by (i) higher salary and employee benefits related to the increased commission expense resulting from higher mortgage loan origination volume during 2021; (ii) increased data processing expense related to implementation and transition of bank-wide technology enhancements; (iii) and other tax expenses related to resolution of certain tax credits related to bank franchise tax.  The Company’s 2021 roadmap for implementation of bank-wide technology and efficiency initiatives includes the full roll-out of a new loan origination system, upgrades to critical infrastructure software related to imaging, and implementations of a new data analytics solution, deposit origination platform, teller systems, online appointment scheduling, and online account opening. Leveraging our digital and technological strategies to gain efficiencies continues to be a focus as well as noninterest expense control.

Balance Sheet Review
Total assets of $1.3 billion as of March 31, 2021 increased by $31.4 million from December 31, 2020. Net loans held for investment decreased $28.8 million, or 3.5% from December 31, 2020 to $798.0 million at March 31, 2021. The change in net loans held for investment was primarily attributed to declines of $19.2 million in the PPP loan segment due to PPP loan forgiveness, partially offset by originations of new PPP loans of $35.8 million, and $3.2 million in the indirect automobile segment. Securities available for sale, at fair value, increased $8.1 million from December 31, 2020 to $194.5 million at March 31, 2021, as additional liquidity provided by growth in deposit accounts continues to be deployed in the Company’s investment portfolio.

Total deposits of $1.1 billion as of March 31, 2021 increased $44.3 million, or 4.2%, from December 31, 2020. Noninterest-bearing deposits increased $24.5 million, or 6.8%, savings deposits increased $26.4 million, or 5.2%, and time deposits decreased $6.6 million, or 3.4%. The impact of government stimulus, PPP loan related deposits, and higher levels of consumer savings were primary drivers of the increase on total deposits. Expanding the low cost deposit base and re-pricing to reduce interest expense continue to be key strategies to buffer NIM compression during this low rate environment.

The Company utilized the Paycheck Protection Program Lending Facility initiated by the Federal Reserve Bank to partially fund PPP loan originations, borrowing $11.0 million as of March 31, 2021, which declined from $28.6 million at December 31, 2020.

The Company’s total stockholders’ equity at March 31, 2021 increased $778 thousand or 0.7% from December 31, 2020 to $117.9 million. The Bank remains well capitalized with a Tier 1 Capital ratio of 12.03% at March 31, 2021 as compared to 11.69% at December 31, 2020. The Bank’s leverage ratio was 8.79% at March 31, 2021 as compared to 8.56% at December 31, 2020 and was primarily impacted by balance sheet growth from PPP loans and cash and cash equivalents.

Non-GAAP Financial Measures
In reporting the results of the quarter ended March 31, 2021, the Company has provided supplemental financial measures on a tax-equivalent or an adjusted basis. These non-GAAP financial measures are a supplement to GAAP, which is used to prepare the Company’s financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, the Company’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. The Company uses the non-GAAP financial measures discussed herein in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide additional understanding of ongoing operations and enhance comparability of results of operations with prior periods presented without the impact of items or events that may obscure trends in the Company’s underlying performance.  A reconciliation of the non-GAAP financial measures used the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is presented below.

Safe Harbor Statement Regarding Forward-Looking Statements - Statements in this press release, including without limitation, statements made in Mr. Shuford’s quotations, which use language such as "believes," "expects," "plans," "may," "will," "should," "projects," "contemplates," "anticipates," "forecasts," "intends" and similar expressions, may constitute forward-looking statements. These forward-looking statements are based on the beliefs of Old Point's management, as well as estimates and assumptions made by, and information currently available to, management. These statements are inherently uncertain, and there can be no assurance that the underlying estimates or assumptions will prove to be accurate. Actual results could differ materially from historical results or those anticipated by such statements. Forward-looking statements in this release may include, without limitation: statements regarding strategic business initiatives, including digital and technological strategies and branch realignment initiatives, and the future financial impact of those initiatives; future financial performance; performance of the investment and loan portfolios; impacts of the COVID-19 pandemic and the ability of the Company to manage those impacts; revenue generation, efficiency initiatives and expense controls; deposit growth; levels and sources of liquidity; future levels of charge-offs or net recoveries; the impact of changes in NPAs on future earnings; and changes in interest rates.

Factors that could have a material adverse effect on the operations and future prospects of Old Point include, but are not limited to, changes in or the effects of: interest rates and yields; general economic and business conditions, including unemployment levels and slowdowns in economic growth, especially related to further and sustained economic impacts of the COVID-19 pandemic; steps the Company takes in response to the pandemic, the severity and duration of the pandemic, the speed and efficacy of vaccine and treatment developments, the impact of loosening of governmental restrictions, the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein, the effects of the COVID-19 pandemic on, among other things, the Company’s operations, liquidity, and credit quality and potential claims, damages and fines related to litigation or government actions, including litigation or actions arising from the Company’s participation in the administration of programs related to the COVID-19 pandemic (including, among other things, the Coronavirus Aid, Relief, and Economic Security, or CARES, Act, as amended by the Consolidated Appropriations Act, 2021); demand for loan products; future levels of government defense spending, particularly in the Company’s service area; uncertainty over future federal spending or budget priorities of the current administration, particularly in connection with the Department of Defense, on the Company’s service area; the impact of changes in the political landscape and related policy changes, including monetary, regulatory, and trade policies; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board and any changes associated with the current administration; the quality or composition of the loan or securities portfolios; changes in the volume and mix of interest-earning assets and interest-bearing liabilities; the effects of management's investment strategy and strategy to manage the net interest margin; the U.S. Government's guarantee of repayment of student or small business loans purchased by Old Point; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in Old Point's market area; technology; implementation of new technologies; the Company’s ability to develop and maintain secure and reliable electronic systems; any interruption or breach of security in the Company’s information systems or those of the Company’s third party vendors or other service providers; cyber threats, attacks and events; reliance on third parties for key services; the use of inaccurate assumptions in management's modeling systems; the real estate market; accounting principles, policies and guidelines; changes in management; and other factors detailed in Old Point's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2020. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

Old Point Financial Corporation (Nasdaq: OPOF) is the parent company of Old Point National Bank, a locally owned and managed community bank, and Old Point Trust & Financial Services, N.A., a wealth management services provider, serving the Hampton Roads, Virginia region. Web: www.oldpoint.com. For more information, contact Elizabeth Beale, Chief Financial Officer/Senior Vice President of Old Point Financial Corporation at 757-325-8123, or Laura Wright, Vice President/Marketing Director, Old Point National Bank at 757-728-1743.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets	March 31,	December 31,
(dollars in thousands, except share data)	2021	2020
	(unaudited)
Assets

Cash and due from banks	$32,418	$21,799
Interest-bearing due from banks	144,982	98,633
Federal funds sold	4	5
Cash and cash equivalents	177,404	120,437
Securities available-for-sale, at fair value	194,518	186,409
Restricted securities, at cost	1,033	1,367
Loans held for sale	9,291	14,413
Loans, net	798,000	826,759
Premises and equipment, net	32,299	33,613
Premises and equipment, held for sale	902	-
Bank-owned life insurance	28,612	28,386
Goodwill	1,650	1,650
Core deposit intangible, net	308	319
Other assets	13,621	12,838
Total assets	$1,257,638	$1,226,191

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$385,079	$360,602
Savings deposits	539,342	512,936
Time deposits	187,137	193,698
Total deposits	1,111,558	1,067,236
Overnight repurchase agreements	6,204	6,619
Federal Reserve Bank borrowings	10,995	28,550
Other borrowings	-	1,350
Accrued expenses and other liabilities	10,958	5,291
Total liabilities	1,139,715	1,109,046

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized; 5,225,295 and 5,224,019 shares outstanding (includes 29,576 of nonvested restricted stock, respectively)	25,979	25,972
Additional paid-in capital	21,324	21,245
Retained earnings	68,245	65,859
Accumulated other comprehensive income, net	2,375	4,069
Total stockholders' equity	117,923	117,145
Total liabilities and stockholders' equity	$1,257,638	$1,226,191

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)	Three Months Ended
(dollars in thousands, except per share data)	Mar. 31, 2021	Dec. 31, 2020	Mar. 31, 2020

Interest and Dividend Income:
Loans, including fees	$9,954	$9,473	$8,827
Due from banks	43	43	151
Federal funds sold	-	-	12
Securities:
Taxable	770	772	864
Tax-exempt	181	152	86
Dividends and interest on all other securities	30	(2)	46
Total interest and dividend income	10,978	10,438	9,986

Interest Expense:
Checking and savings deposits	215	204	340
Time deposits	584	691	972
Federal funds purchased, securities sold under agreements to repurchase and other borrowings	23	44	22
Federal Home Loan Bank advances	-	141	234
Total interest expense	822	1,080	1,568
Net interest income	10,156	9,358	8,418
Provision for loan losses	150	100	300
Net interest income after provision for loan losses	10,006	9,258	8,118

Noninterest Income:
Fiduciary and asset management fees	1,027	996	1,017
Service charges on deposit accounts	688	696	895
Other service charges, commissions and fees	948	984	943
Bank-owned life insurance income	226	209	231
Mortgage banking income	1,188	761	157
Gain on sale of available-for-sale securities, net	-	79	-
Other operating income	57	80	35
Total noninterest income	4,134	3,805	3,278

Noninterest Expense:
Salaries and employee benefits	6,227	7,394	5,994
Occupancy and equipment	1,202	1,165	1,266
Data processing	1,043	909	819
Customer development	78	114	114
Professional services	545	664	475
Employee professional development	141	145	220
Other taxes	251	191	150
ATM and other losses	139	638	98
Loss on extinguishment of borrowings	-	490	-
(Gain) on other real estate owned	-	(40)	-
Loss on sale of loans	-	99	-
Other operating expenses	932	838	894
Total noninterest expense	10,558	12,607	10,030
Income before income taxes	3,582	456	1,366
Income tax (benefit) expense	570	(89)	116
Net income	$3,012	$545	$1,250

Basic Earnings per Share:
Weighted average shares outstanding	5,224,501	5,222,953	5,200,250
Net income per share of common stock	$0.58	$0.10	$0.24

Diluted Earnings per Share:
Weighted average shares outstanding	5,224,501	5,222,953	5,200,989
Net income per share of common stock	$0.58	$0.10	$0.24

Cash Dividends Declared per Share:	$0.12	$0.12	$0.12

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	For the quarters ended March 31,
(unaudited)	2021			2020
(dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate**	Average Balance	Interest Income/ Expense	Yield/ Rate**
ASSETS
Loans*	$835,349	$9,965	4.84%	$754,710	$8,839	4.71%
Investment securities:
Taxable	159,516	770	1.96%	142,853	863	2.43%
Tax-exempt*	29,696	229	3.12%	11,223	110	3.93%
Total investment securities	189,212	999	2.14%	154,076	973	2.54%
Interest-bearing due from banks	124,347	43	0.14%	47,931	151	1.27%
Federal funds sold	4	-	0.04%	3,367	12	1.45%
Other investments	1,319	30	9.16%	2,991	46	6.15%
Total earning assets	1,150,231	$11,037	3.89%	963,075	$10,021	4.19%
Allowance for loan losses	(9,648)			(9,636)
Other non-earning assets	97,123			103,101
Total assets	$1,237,706			$1,056,540

LIABILITIES AND STOCKHOLDERS' EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$67,759	$3	0.02%	$49,222	$3	0.02%
Money market deposit accounts	347,530	201	0.24%	280,955	317	0.45%
Savings accounts	108,262	11	0.04%	86,607	20	0.09%
Time deposits	191,298	584	1.24%	223,126	972	1.75%
Total time and savings deposits	714,849	799	0.45%	639,910	1,312	0.82%
Federal funds purchased, repurchase agreements and other borrowings	26,253	23	0.35%	8,595	22	1.03%
Federal Home Loan Bank advances	-	-	0.00%	38,484	234	2.45%
Total interest-bearing liabilities	741,102	822	0.45%	686,989	1,568	0.92%
Demand deposits	368,073			253,429
Other liabilities	9,906			4,093
Stockholders' equity	118,625			112,029
Total liabilities and stockholders' equity	$1,237,706			$1,056,540
Net interest margin*		$10,215	3.60%		$8,453	3.53%

*Computed on a fully tax-equivalent basis (non-GAAP) using a 21% rate, adjusting interest income by $59 thousand and $35 thousand for March 31, 2021 and 2020, respectively.
**Annualized

Old Point Financial Corporation and Subsidiaries	As of or for the quarters ended,
Selected Ratios (unaudited) (dollars in thousands, except per share data)	March 31, 2021	December 31, 2020	March 31, 2020

Earnings per common share, diluted	$0.58	$0.10	$0.24
Book value per share	22.57	22.42	21.16
Tangible Book Value per share (non-GAAP)	22.19	22.05	20.77
Return on average assets (ROA)	0.99%	0.17%	0.48%
Return on average equity (ROE)	10.30%	1.84%	4.49%
Net Interest Margin (FTE) (non-GAAP)	3.60%	3.18%	3.53%
Non-performing assets (NPAs) / total assets	0.18%	0.16%	0.65%
Annualized Net Charge Offs / average total loans	0.01%	0.22%	0.15%
Allowance for loan and lease losses / total loans	1.20%	1.14%	1.27%
Efficiency ratio	73.88%	95.78%	85.76%
Efficiency ratio (FTE) (non-GAAP)	73.58%	95.40%	85.50%

Non-Performing Assets (NPAs)
Nonaccrual loans	$1,129	$1,214	$5,471
Loans > 90 days past due, but still accruing interest	1,118	744	1,255
Other real estate owned	-	-	236
Total non-performing assets	$2,247	$1,958	$6,962

Other Selected Numbers
Loans, net	$798,000	$826,759	$750,550
Deposits	1,111,558	1,067,236	902,536
Stockholders equity	117,923	117,145	110,044
Total assets	1,257,638	1,226,191	1,065,277
Loans charged off during the quarter, net of recoveries	30	479	291
Quarterly average loans	835,349	878,688	754,710
Quarterly average assets	1,237,706	1,265,494	1,056,540
Quarterly average earning assets	1,150,231	1,178,579	963,075
Quarterly average deposits	1,082,922	1,064,991	893,339
Quarterly average equity	118,625	117,732	112,029

Reconciliation of Certain Non-GAAP Financial Measures (unaudited)
(dollars in thousands, except per share data)	Three Months Ended
	Mar. 31, 2021	Dec. 31, 2020	Mar. 31, 2020

Fully Taxable Equivalent Net Interest Income
Net interest income (GAAP)	$10,156	$9,358	$8,418
FTE adjustment	59	54	35
Net interest income (FTE) (non-GAAP)	$10,215	$9,412	$8,453
Noninterest income (GAAP)	4,134	3,805	3,278
Total revenue (FTE) (non-GAAP)	$14,349	$13,217	$11,731
Noninterest expense (GAAP)	10,558	12,607	10,030

Average earning assets	$1,150,231	$1,178,579	$963,075
Net interest margin	3.58%	3.16%	3.52%
Net interest margin (FTE) (non-GAAP)	3.60%	3.18%	3.53%

Efficiency ratio	73.88%	95.78%	85.76%
Efficiency ratio (FTE) (non-GAAP)	73.58%	95.40%	85.50%

Tangible Book Value Per Share
Total Stockholders Equity (GAAP)	$117,923	$117,145	$110,044
Less goodwill	1,650	1,650	1,650
Less core deposit intangible	308	319	352
Tangible Stockholders Equity (non-GAAP)	$115,965	$115,176	$108,042

Shares issued and outstanding	5,225,295	5,224,019	5,200,605

Book value per share	$22.57	$22.42	$21.16
Tangible book value per share (non-GAAP)	$22.19	$22.05	$20.77

ALLL as a Percentage of Loans Held for Investment
Loans held for investment (net of deferred fees and costs) (GAAP)	$807,661	$836,300	$760,219
Less PPP originations	66,805	85,983	-
Loans held for investment, (net of deferred fees and costs), excluding PPP (non-GAAP)	$740,856	$750,317	$760,219

ALLL	$9,661	$9,541	$9,669

ALLL as a Percentage of Loans Held for Investment	1.20%	1.14%	1.27%
ALLL as a Percentage of Loans Held for Investment, net of PPP originations	1.30%	1.27%	1.27%